Exhibit k(6)
AMENDMENT No. 4 TO
SUB-ADMINISTRATION AGREEMENT
     AMENDMENT No. 4, made as of this 2nd day of August, 2006, to the Sub-Administration Agreement (the “Agreement”) dated as of May 23, 2000 among Hyperion Brookfield Asset Management, Inc. (formerly known as Hyperion Capital Management, Inc.) (the “Company”), a Delaware corporation on behalf of the Hyperion 2005 Investment Grade Opportunity Term Trust, Inc., The Hyperion Total Return Fund, Inc., Hyperion Strategic Bond Fund, Inc., Lend Lease Hyperion Mortgage Opportunity Fund, Inc., Hyperion Strategic Mortgage Income Fund, Inc., Hyperion Collateralized Securities Fund, Inc. and Quadrant Fund, Inc. (the “Funds”) and State Street Bank and Trust Company, a Massachusetts trust company (the “Bank”).
     WHEREAS, the Company, the Funds and the Bank have entered into the Agreement for the provision by the Bank of certain administrative services to the Funds; and
     WHEREAS, the Company, the Funds and the Bank wish to amend the Agreement to (i) terminate the Hyperion 2005 Investment Grade Opportunity Term Trust, Inc., the Lend Lease Hyperion Mortgage Opportunity Fund, Inc and the Quadrant Fund, Inc. as parties thereto; and (ii) amend the Fee Schedule to terminate the Hyperion 2005 Investment Grade Opportunity Term Trust, Inc., the Lend Lease Hyperion Mortgage Opportunity Fund, Inc. and the Quadrant Fund, Inc.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:
1.	Pursuant to Section 13 of the Agreement, the Hyperion 2005 Investment Grade Opportunity Term Trust, Inc. the Lend Lease Hyperion Mortgage Opportunity Fund, Inc. and the Quadrant Fund, Inc. are hereby terminated as parties to the Agreement,

2.	The Fee Schedule annexed hereto shall replace any prior fee schedule.

3.	Schedule A annexed hereto shall replace any prior Schedule A.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

HYPERION BROOKFIELD ASSET MANAGEMENT, INC.

By:	/s/ Thomas F. Doodian
Name:	Thomas F. Doodian
Title:	Chief Operating Officer

HYPERION 2005 INVESTMENT GRADE OPPORTUNITY TERM TRUST, INC.
THE HYPERION TOTAL RETURN FUND, INC.
HYPERION STRATEGIC BOND FUND, INC.
LEND LEASE HYPERION MORTGAGE OPPORTUNITY FUND, INC.
HYPERION STRATEGIC MORTGAGE INCOME FUND, INC.
HYPERION COLLATERIZED SECURITIES FUND, INC.
QUADRANT FUND, INC.

By:	/s/ Thomas F. Doodian
Name:	Thomas F. Doodian
Title:	Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French
Name:	Gary L. French
Title:	Senior Vice President

SUB-ADMINISTRATION AGREEMENT
HYPERION FUNDS
SCHEDULE A
Listing of Investment Funds and Authorized Shares

Investment Funds	Authorized Shares
The Hyperion Total Return Fund, Inc.
Hyperion Strategic Bond Fund, Inc.
Hyperion Strategic Mortgage Income Fund, Inc.
Hyperion Collateralized Securities Fund, Inc.
Amended as of August 2, 2006

STATE STREET BANK AND TRUST COMPANY

FUND ADMINISTRATION COMPLEX FEE SCHEDULE
FOR HYPERION FUNDS
I. Fees for Fund Administration Services:
The following fee schedule is for sub-administration services for the following Hyperion Funds: The Hyperion Total Return Fund Inc., Hyperion Strategic Bond Fund, Inc., Hyperion Strategic Mortgage Income Fund, Inc. and Hyperion Collateralized Securities Fund, Inc. For these funds, the services include: Daily accounting oversight; IRS, SEC & Prospectus Compliance; financial reporting; expense budgeting & bill processing; SEC performance, board reporting and limited legal services1. For these services, the Funds will be charged according to the following fee schedule:

Annual Fee
Average Assets Break Point	Expressed in Basis Points: 1/100 of 1%
First $100 Million	9.00
Next $100 Million	7.00
Thereafter	5.00
Minimum Per Fund	$100,000
Fund Fees:
The total net assets of all Funds will be used to calculate the fee by multiplying the net assets of all Funds by the basis point fees in the above schedule. The minimum fee will be calculated by multiplying the minimum fee by the number of Funds to arrive at the total minimum fee. The greater of the basis point fee or the minimum fee will be accrued to each fund based on the pro-rata total net asset value of each Fund.
II. Services Not Performed
This proposal specifically does not include the following services: proxy tabulation, assembling and distributing board books, telephone support for shareholders’ inquiries, tax preparation and filing, blue sky services and other services as outlined in the Sub-Administration Agreement and Fund Profile.
III. Multiple Classes of Shares
An additional $10,000 annual fee will be applied for each class of shares, excluding the first class of shares, if more than one class of shares is operational in a Fund.

[1]	Legal services are limited to the preparation, for review and approval by Hyperion and it’s outside legal counsel, of the following: initial fund registration statements on Form N-2, annual proxy statements and Forms N-8F.

STATE STREET BANK AND TRUST COMPANY

FUND ADMINISTRATION COMPLEX FEE SCHEDULE
FOR HYPERION FUNDS
IV. Out OF Pocket Expenses — Include, But May Not Be Limited To:
•	Legal fees, audit fees and other professional fees

•	Postage

•	Supplies related to Fund records

•	Travel and lodging for Board and Operations meetings

•	Preparation of financial statements other than Annual and Semi-Annual Reporting, $3,000 per financial report.
V. Special Arrangements
Fees for activities of a non-recurring nature such as reorganizations, and/or preparation of special reports will be subject to negotiation. Fees for a change in fund structure (i.e., Core and Feeder) are subject to negotiation.
VI. Term of the Contract
The parties agree that this fee schedule shall remain in effect until December 31, 2006 and from year to year thereafter until it is revised as a result of negotiations initiated by either party.

HYPERION BROOKFIELD ASSET		THE HYPERION TOTAL RETURN FUND, INC.
MANAGEMENT, INC.		HYPERION STRATEGIC BOND FUND, INC.
HYPERION STRATEGIC MORTGAGE INCOME FUND, INC.
HYPERION COLLATERALIZED SECURITIES FUND, INC.

By:	/s/ Thomas F. Doodian	By:	/s/ Thomas F. Doodian

Name:	Thomas F. Doodian	Name:	Thomas F. Doodian
Title:	Chief Operating Officer	Title:	Treasurer
Date:	August 2, 2006	Date:	August 2, 2006

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Gary L. French
Name:	Gary L. French
Title:	Senior Vice President
Date:	August 2, 2006